Company Contact:
Allen Dodge
Health Grades, Inc.
303-716-0041
adodge@healthgrades.com

For Immediate Release

Health Grades, Inc. Announces First Quarter Results

— Quarterly Revenues Grow 46% from prior year—
— Company completes move of corporate headquarters —

Lakewood, Colo. (April 27, 2005) — Health Grades, Inc. (OTCBB: HGRD), an independent healthcare quality ratings, information and advisory services company, today reported financial results for the first quarter ended March 31, 2005.

•	Total revenues for the quarter increased 46% to approximately $4.7 million from $3.2 million in the first quarter of 2004 as a result of strong growth across all product areas. Sales of HealthGrades’ suite of marketing and quality assessment and improvement products to hospitals accounted for approximately $0.84 million or 56% of the increase in revenue; and sales of its quality information to employers, benefits consulting firms, consumers and others accounted for approximately $0.65 million or 44% of the increase.

•	Income from operations was approximately $534,000 for the first quarter of 2005, an increase of approximately $339,000 from approximately $195,000 in the same period of 2004. Operating expenses grew from approximately $2.4 million during the three months ended March 31, 2004 to approximately $3.4 million for the three months ended March 31, 2005. The increase in operating expenses occurred principally due to additional sales and marketing costs associated with the increase in ratings and advisory revenue, increased legal costs, additional product development costs surrounding enhancing our physician data, consulting fees associated with our Sarbanes-Oxley compliance effort, increased rent expense and other costs associated with our move into our new office space.

•	Net income for the first quarter of 2005 was approximately $555,000 or $0.02 per diluted share, compared to approximately $197,000 or $0.01 per diluted share, for the same period of 2004.

•	HealthGrades completed the quarter ended March 31, 2005 with approximately $6.9 million in cash and cash equivalents.

Kerry Hicks, President and Chief Executive Officer of Health Grades, Inc. stated, “The first quarter of 2005 was our fifth consecutive quarter of net income and underscores the momentum we are gaining in being recognized as the definitive, third party objective source of healthcare quality information. As a result of our February 2005 acquisition of CompareYourCare™ assets, we plan to launch the nation’s first online tool to enable patients to rate healthcare received during doctor visits and compare it with the latest evidence-based recommendations already accepted by the medical community. By adding this tool to our suite of products, we hope to continue to provide healthcare purchasers with information to make more informed healthcare decisions.”

Mr. Hicks continued: “We are pleased to have completed our move into our new office location. Our new facility has twice as much square footage as our previous facility and provides us with capacity to accommodate our expected growth.”

As previously announced, HealthGrades will hold a conference call to discuss first quarter financial results today, at 9:00 a.m. Mountain Time/11:00 a.m. Eastern Time. If you would like to participate, please dial (800) 471-6718 ten minutes before the scheduled start time. The conference call confirmation number is 11504108, the host name is Allen Dodge, and the Company is HealthGrades. The telephone replay will be available beginning one hour after the conclusion of the teleconference at (888) 843-8996, passcode 11504108, and will remain available for replay until May 27, 2005.

HEALTH GRADES, INC.
Condensed Statements of Income
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
Revenue:
Ratings and advisory	$4,699,927	$3,217,423
Other	6,552	250

	4,706,479	3,217,673

Expenses:
Cost of ratings and advisory revenue	726,760	662,203

Gross margin	3,979,719	2,555,470

Operating expenses:
Sales and marketing	1,344,943	1,091,450
Product development	783,294	465,450
General and administrative	1,317,005	803,209

Income from operations	534,477	195,361

Other:
Interest income	20,432	1,850

Income before income taxes	554,909	197,211
Income tax expense	—	—

Net income	$554,909	$197,211

Net income per common share (basic)	$0.02	$0.01

Weighted average number of common shares used in computation (basic)	25,980,483	24,835,779

Net income per common share (diluted)	$0.02	$0.01

Weighted average number of common shares used in computation (diluted)	34,447,212	32,063,695

HEALTH GRADES, INC.
Condensed Balance Sheets
(Unaudited)

	March 31,	December 31,
	2005	2004
ASSETS
Cash and cash equivalents	$6,906,713	$6,153,862
Accounts receivable, net	2,677,566	3,034,375
Prepaid expenses and other	502,784	253,839

Total current assets	10,087,063	9,442,076

Property and equipment, net	1,032,864	382,870
Intangible assets	224,775	—
Goodwill	3,106,181	3,106,181

Total assets	$14,450,883	$12,931,127

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$141,399	$44,035
Accrued payroll, incentive compensation and related expenses	838,326	1,178,581
Accrued expenses	419,335	322,777
Current portion of capital lease obligations	1,151	—
Current portion of deferred rent	3,690	—
Deferred income	8,316,718	7,729,195
Income taxes payable	69,398	71,298

Total current liabilities	9,790,017	9,345,886

Long-term portion of capital lease obligations	6,244	—
Long-term portion of deferred rent	368,850	—

Total liabilities	10,165,111	9,345,886

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, and 45,985,388 and 44,880,176 shares issued in 2005 and 2004, respectively	45,985	44,880
Additional paid-in-capital	90,238,925	90,094,408
Accumulated deficit	(72,231,558)	(72,786,467)
Treasury stock, 19,563,390 shares	(13,767,580)	(13,767,580)

Total stockholders’ equity	4,285,772	3,585,241

Total liabilities and stockholders’ equity	$14,450,883	$12,931,127

About Health Grades, Inc.
Health Grades, Inc. (OTCBB: HGRD) is an independent healthcare quality company providing ratings, information, and advisory services to healthcare providers, employers, health plans, and insurance companies. HealthGrades works with healthcare providers to help assess, improve, and promote their quality. HealthGrades provides consumers access to information about healthcare providers and practitioners through its Web site; and provides liability insurers, employers, and payers with critical information about healthcare quality. Additional information can be found at www.healthgrades.com.

This press release contains forward-looking statements, including statements relating to our expected growth and the planned launch of the nation’s first online tool to enable patients to rate healthcare received during doctor visits and compare it with the latest evidence-based recommendations already accepted by the medical community. Actual results may differ materially from those described in such forward-looking statements due to several factors, including a slowdown in our rate of growth or a contraction in our operations due to, among other things, competition or difficulties in obtaining information necessary for our provision of rating and other information, software development or deployment difficulties relating to our CompareYourCare™ tool, and other factors described in the Company’s filings with the Securities and Exchange Commission.

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